Jewett-Cameron Announces 2 for 1 Stock Split

North Plains, Oregon, April 15, 2013 – The Board of Directors of Jewett-Cameron Trading Company Ltd. (NASDAQ: JCTCF) have approved a two-for-one split of the Company's common stock.

Don Boone, Chief Executive Officer, said "This stock split will be the Company's third since 2003, and should provide additional liquidity to our stock. The additional liquidity also corresponds to our practice of utilizing our strong cash position by implementing share re-purchase programs, which we believe is an effective method of enhancing shareholder value."

The record date for the two-for-one stock split is the close of business on April 25th, with the distribution of new shares scheduled for on or about May 1st, 2013. As a result of the split, shareholders will receive one additional common share for each common share they hold as of the record date. The total number of common shares outstanding will increase from 1,567,564 to 3,135,128.

About Jewett-Cameron Trading Company Ltd.

Jewett-Cameron Trading Company is a holding company that, through its subsidiaries, operates out of facilities located in North Plains, Oregon. Jewett-Cameron Lumber Corporation’s business consists of the manufacturing and distribution of specialty metal products and wholesale distribution of wood products to home centers and other retailers located primarily in the United States. Greenwood Products is a processor and distributor of industrial wood and other specialty building products principally to customers in the marine and transportation industries in the United States. MSI-PRO is an importer and distributor of pneumatic air tools, industrial clamps, and the Avenger Products line of sawblades and other products.  Jewett-Cameron Seed Company is a processor and distributor of agricultural seeds.

Forward-looking Statements

The information in this release contains certain forward-looking statements that anticipate future trends and events.  These statements are based on certain assumptions that may prove to be erroneous and are subject to certain risks, including but not limited to, the uncertainties of the Company’s new product introductions, the risks of increased competition and technological change in the Company’s industry, and other factors detailed in the Company’s SEC filings.  Accordingly, actual results may differ, possibly materially, from predictions contained herein.

Contact: Don Boone, President & CEO, (503) 647-0110

Source: Jewett-Cameron Trading Company Ltd.